Exhibit 21.1

Subsidiaries of KBS Growth & Income REIT

210 W. Chicago Owner, LLC
210 W. Chicago JV, LLC
KBS Growth & Income Limited Partnership
KBS Growth & Income REIT Holdings LLC
KBSGI 210 W. Chicago, LLC
KBSGI 213 West Institute Place, LLC
KBSGI 421 SW 6th Avenue, LLC
KBSGI Offices At Greenhouse, LLC
KBSGI REIT Acquisition II, LLC
KBSGI REIT Acquisition IV, LLC
KBSGI REIT Acquisition V,LLC
KBSGI REIT Acquisition VI, LLC
KBSGI REIT Properties, LLC